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                                                                     Exhibit 4.2

                                  ADVANTA CORP.

                  ACTION BY UNANIMOUS CONSENT IN WRITING OF THE
                           EXECUTIVE COMMITTEE OF THE
                               BOARD OF DIRECTORS

                             DATED AS OF MAY 3, 1999


         The undersigned, constituting all the members of the Executive Committee of the Board of Directors (the "Committee") of Advanta Corp. (the "Company"), by unanimous consent in writing, without the formality of convening a meeting, do hereby consent to the following actions of the Committee, namely the adoption of the following resolutions:

         RESOLVED, that pursuant to the provisions of the Senior Indenture, dated as of October 23, 1995, between Advanta Corp. (the "Company") and Mellon Bank, N.A., as trustee, as amended by that certain Instrument of Resignation, Appointment and Acceptance, dated July 31, 1997, among Mellon Bank, N.A. and the Chase Manhattan Bank, as successor Trustee (together, the "Indenture"), the terms and conditions applicable to the following securities, which have been registered under the Registration Statement on Form S-3, File No. 333-74575 filed with the Securities and Exchange Commission on April 29, 1999 and declared effective on May 3, 1999 (the "Registration Statement"), shall be as set forth in the Company's prospectus relating to such Securities on the effective date of the Registration Statement, and any amendments and supplements thereto, and such terms and conditions as set forth therein are incorporated herein by reference:

         RediReserve Variable Rate Certificates

         91 Day Investment Notes

         Six, 18 and 30 Month Investment Notes

         One, Two, Three, Four, Five, Seven and Ten Year Investment Notes

         RESOLVED, that each of the following officers of the Company
         Philip M. Browne, Senior Vice President and Chief Financial Officer, Jeffrey D. Beck, Vice President and Treasurer, James L. Shreero,
         Vice President and Chief Accounting Officer, Jeff Denton, Vice President, Finance, or their designees, be and hereby is authorized to determine and establish in a prospectus supplement the maturities of Investment Notes and their respective interest rates to be offered and sold by the Company from time to timeand the interest rates applicable to tiers of end-of-



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         the-day balances of RediReserve Variable Rate Certificates to be offered and sold by the Company from time to time, including outstanding RediReserve Variable Rate Certificates, by filing prospectus supplements with the Securities and Exchange Commission as required under applicable law;

         RESOLVED, that each prospectus supplement filed in accordance with these resolutions shall be deemed to be a Company Order pursuant to
         Section 301 of the Indenture.

IN WITNESS WHEREOF, the undersigned have executed this Unanimous Consent as of the date first written above.



/s/ Dennis Alter                            /s/ Arthur P. Bellis
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Dennis Alter                                Arthur P. Bellis


/s/ Olaf Olafsson                           /s/ William A. Rosoff
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Olaf Olafsson                               William A. Rosoff